Exhibit 99.1

Brookline Bancorp Announces 2007 First Quarter Earnings, Dividend Declaration
            and Approval for Additional Stock Repurchases

    BROOKLINE, Mass.--(BUSINESS WIRE)--April 19, 2007--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today its earnings for the 2007 first quarter and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share payable May 15, 2007 to stockholders of record on April 30, 2007 and a program to repurchase an additional 2,500,000 shares of the Company's common stock.

    The Company earned $4,941,000, or $0.08 per share on a basic and diluted basis, for the quarter ended March 31, 2007 compared to $5,397,000, or $0.09 per share on a basic and diluted basis, for the quarter ended March 31, 2006. The 2006 quarter included gains on the sale of marketable equity securities of $558,000 ($358,000 on an after-tax basis); no securities were sold in the 2007 quarter. Excluding securities gains, 2006 first quarter net income was 1.9% higher than 2007 first quarter net income.

    In the past, we have commented on unfavorable interest rate market conditions that caused the Company's interest rate spread and net interest margin to erode. Interest rate spread declined from 2.17% in the 2006 first quarter to 2.11% in the 2007 first quarter. Of note, however, is the improvement in interest rate spread in the 2007 first quarter from the 2.06% rate in the 2006 fourth quarter and the improvement in net interest margin from 3.11% in the 2006 first quarter to 3.12% in the 2006 fourth quarter and to 3.20% in the 2007 first quarter. The improvement is attributable primarily to a significant increase in the average yield on the indirect automobile loan portfolio, inclusion of the high yielding $127 million loan portfolio of Eastern Funding LLC ("Eastern") and a slow down in the rate of increase in the cost of funds. The inverted yield curve environment which has existed for some time remains an obstacle to achievement of meaningful improvement in interest rate spread and net interest margin.

    Interest income was 22% higher in the 2007 first quarter than in the 2006 first quarter. Net interest income, however, increased only 9% as interest expense rose 40% between the two quarterly periods. High rates continue to be offered in the market place for deposits with shorter maturities. This has caused a significant shift of funds from lower rate transaction deposit accounts to higher rate certificates of deposit with maturities of one year or less. Certificates of deposit comprised 62% of total retail deposits at March 31, 2007 compared to 61% at December 31, 2006 and 56% at March 31, 2006.

    The average rate earned on mortgage loans, the Company's largest asset category, increased modestly from 6.29% in the 2006 first quarter to 6.45% in the 2007 first quarter, but declined from the 6.46% average rate earned in the 2006 fourth quarter. Competition for mortgage loans has made it increasingly difficult to incorporate the rise in funding costs into the pricing of loan originations. Further, commercial mortgage borrowers are demanding and obtaining rates of interest that are not subject to adjustment during the first several years of the loan term. Due in part to these market conditions, the Company has refrained from aggressively seeking new mortgage loans. As a result, the average balance of mortgage loans outstanding in the 2007 first quarter was $9 million less than in the 2006 fourth quarter and $66 million less than in the 2006 first quarter.

    Offsetting part of the decline in mortgage loan income was interest income derived from the indirect automobile and Eastern loan portfolios. The average balance of indirect automobile loans outstanding was $80 million higher in the 2007 first quarter than in the 2006 first quarter. The portfolio grew $20 million in the 2007 first quarter to $560 million at March 31, 2007. Of greater importance was the increase in the average yield on the portfolio from 4.65% in the 2006 first quarter to 5.83% in the 2007 first quarter. Eastern loans outstanding were $127 million at March 31, 2007 and the average rate earned on the loans was 11.03% in the 2007 first quarter. In April 2006, the Company increased its ownership interest in Eastern from approximately 28% to 87%. From that date, Eastern's operating results are included in the consolidated financial statements of the Company. Prior to that date, the Company accounted for its investment in Eastern under the equity method and included its share of Eastern's earnings in other income. Eastern specializes in the financing of coin-operated laundromats, dry cleaning stores and convenience stores in the greater metropolitan New York area and selected other locations throughout the United States.

    The provision for loan losses was $1,249,000 in the 2007 first quarter compared to $748,000 in the 2006 first quarter. The provision for loan losses is comprised of amounts relating to the indirect automobile loan portfolio, the Eastern loan portfolio and the remainder of the Company's loan portfolio.

    The provision for loan losses related to the indirect automobile loan portfolio was $844,000 in the 2007 first quarter and $748,000 in the 2006 first quarter. These amounts exceeded net charge-offs of $767,000 and $479,000 in those respective periods, resulting in annualized rates of net charge-offs of 0.55% and 0.40%, respectively. The rise in net charge-offs is believed to be due in part to added liquidity pressures on consumers in general and the decision in 2006 to moderately expand loan originations to borrowers with lower credit scores. The Company left unchanged its policy of limiting the amount of loans to borrowers with credit scores below 660 to no more than 15% of the total portfolio. Loans to borrowers with credit scores below 660 represented 11.5% of the portfolio at March 31, 2007 compared to 8.9% at March 31, 2006. Loans delinquent 30 days and over declined from $7,092,000, or 1.31% of loans outstanding at December 31, 2006, to $5,594,000, or 1.00% of loans outstanding at March 31, 2007.

    The provision for loan losses related to the Eastern portfolio was $380,000 in the 2007 first quarter. Net charge-offs were $391,000, an annualized rate of 1.22% based on the average balance of loans outstanding during that period. Total loans delinquent more than 30 days increased from $1,436,000 (1.13% of total loans) at December 31, 2006 to $2,221,000 (1.75% of total loans) at March 31, 2007. Loans on non-accrual at those respective dates increased from $657,000 (0.52% of total loans) to $2,154,000 (1.70% of total loans). Of the increase in non-accrual loans, $885,000 related to loans made to one borrower. That amount is net of a $100,000 charge-off taken on one of the loans in the 2007 first quarter. The total amount of the loans as of their varying dates of origination was $1,200,000. The total allowance for loan losses for Eastern loans was $2,285,000 at March 31, 2007, an amount equal to 1.80% of the portfolio. Historically, due to the nature of its portfolio, Eastern has maintained its allowance for loan losses around that percent despite a rate of net charge-offs considerably below that percent. Eastern's typical customer is a small business owner with limited capital resources. The higher risk exposure associated with these loans is the reason why the rates earned on the loans significantly exceed the rates earned on the Company's other types of loans.

    Regarding the remainder of the Company's loan portfolio, which is comprised primarily of mortgage loans, $25,000 was provided for loan losses in the 2007 first quarter compared to none in the 2006 first quarter. No mortgage loans were charged off in either of those periods. Only one mortgage loan with a balance of $72,000 was delinquent at March 31, 2007.

    Excluding securities gains, non-interest income increased from $642,000 in the 2006 first quarter to $1,049,000. The increase was due primarily to higher mortgage loan prepayment fees and higher fees from indirect automobile lending and Eastern's activities.

    Non-interest expenses were $1,575,000, or 19%, higher in the 2007 first quarter than in the 2006 first quarter due primarily to (a) inclusion of Eastern Funding ($1,190,000), (b) higher expenses related to indirect automobile lending due to greater loan volume and repossession expenses, (c) expenses related to a new branch opened in April 2006 and (d) higher professional fees, offset in part by lower marketing expenses.

    In addition to approving the regular quarterly dividend of $0.085 per share, the Board of Directors approved a program to repurchase an additional 2,500,000 shares of the Company's common stock. The new program will become effective upon completion of the buy back of 1,437,532 shares remaining under an existing approved repurchase program. Under both the existing and new repurchase programs, the Board of Directors has delegated to the discretion of the Company's senior management the authority to determine the timing of the repurchases and the prices at which the repurchases will be made. During the 2007 first quarter, 335,000 shares of the Company's common stock were repurchased at an average cost of $12.35, exclusive of transaction costs.

    The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (In thousands except share data)

                                 March 31,   December 31,  March 31,
                                   2007         2006         2006
                                ------------ ------------ ------------
            ASSETS
-------------------------------
Cash and due from banks         $    16,314  $    18,237  $    15,307
Short-term investments              140,320      134,417      108,954
Securities available for sale       298,776      335,246      359,879
Securities held to maturity
 (market value of $234, $242
 and $406, respectively)                224          233          395
Restricted equity securities         26,563       28,567       24,608
Loans                             1,807,053    1,792,062    1,673,313
Allowance for loan losses           (23,097)     (23,024)     (22,478)
                                ------------ ------------ ------------
   Net loans                      1,783,956    1,769,038    1,650,835
                                ------------ ------------ ------------
Other investment                          -            -        4,723
Accrued interest receivable           9,584       10,310        9,268
Bank premises and equipment,
 net                                  9,192        9,335        9,755
Deferred tax asset                   10,362       11,036       11,246
Prepaid income taxes                  1,314        1,801            -
Goodwill                             42,545       42,545       35,615
Identified intangible assets,
 net of accumulated
 amortization of $5,108, $4,604
 and $2,897, respectively             7,844        8,348        8,945
Other assets                          4,500        3,927        3,550
                                ------------ ------------ ------------
   Total assets                 $ 2,351,494  $ 2,373,040  $ 2,243,080
                                ============ ============ ============

     LIABILITIES AND
      STOCKHOLDERS' EQUITY
-------------------------------
Retail deposits                 $ 1,235,274  $ 1,210,206  $ 1,161,555
Brokered deposits                    77,990       78,060            -
Borrowed funds                      430,591      463,806      459,512
Subordinated debt                    12,060       12,092       12,187
Mortgagors' escrow accounts           5,427        5,114        5,894
Income taxes payable                      -            -          327
Accrued expenses and other
 liabilities                         21,139       19,494       13,065
                                ------------ ------------ ------------
   Total liabilities              1,782,481    1,788,772    1,652,540
                                ------------ ------------ ------------

Minority interest in subsidiary       1,419        1,375            -
                                ------------ ------------ ------------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued                -            -            -
  Common stock, $0.01 par
   value; 200,000,000 shares
   authorized; 63,054,715
   shares, 62,989,384 shares
   and 62,989,384 shares
   issued, respectively                 631          630          630
  Additional paid-in capital        509,428      508,248      505,267
  Retained earnings, partially
   restricted                        83,388       96,229      108,845
  Accumulated other
   comprehensive loss                  (200)        (640)      (2,399)
  Treasury stock, at cost -
   1,740,611 shares, 1,405,611
   shares and 1,405,611 shares,
   respectively                     (22,297)     (18,144)     (18,144)
  Unallocated common stock held
   by ESOP - 615,554 shares,
   629,081 shares and 671,142
   shares, respectively              (3,356)      (3,430)      (3,659)
                                ------------ ------------ ------------
     Total stockholders' equity     567,594      582,893      590,540
                                ------------ ------------ ------------

     Total liabilities and
      stockholders' equity      $ 2,351,494  $ 2,373,040  $ 2,243,080
                                ============ ============ ============




               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                  Consolidated Statements of Income
                   (In thousands except share data)

                                                 Three months ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Interest income:
  Loans                                           $29,594     $24,050
  Debt securities                                   3,780       3,620
  Short-term investments                            1,684       1,112
  Restricted equity securities                        481         309
  Marketable equity securities                         28          33
                                               ----------- -----------
   Total interest income                           35,567      29,124
                                               ----------- -----------

Interest expense:
  Retail deposits                                  10,718       7,446
  Brokered deposits                                 1,027           -
  Borrowed funds                                    5,456       4,843
  Subordinated debt                                   233         207
                                               ----------- -----------
   Total interest expense                          17,434      12,496
                                               ----------- -----------

Net interest income                                18,133      16,628
Provision for loan losses                           1,249         748
                                               ----------- -----------
   Net interest income after provision for
    loan losses                                    16,884      15,880
                                               ----------- -----------

Non-interest income:
  Fees and charges                                  1,019         573
  Gains on securities, net                              -         558
  Other income                                         30          69
                                               ----------- -----------
   Total non-interest income                        1,049       1,200
                                               ----------- -----------

Non-interest expense:
  Compensation and employee benefits                5,239       4,346
  Occupancy                                           855         793
  Equipment and data processing                     1,520       1,417
  Professional services                               479         311
  Advertising and marketing                           141         187
  Amortization of identified intangible assets        503         526
  Other                                             1,093         675
                                               ----------- -----------
   Total non-interest expense                       9,830       8,255
                                               ----------- -----------

Income before income taxes and minority
 interest                                           8,103       8,825
Provision for income taxes                          3,118       3,428
                                               ----------- -----------
   Net income before minority interest              4,985       5,397

Minority interest in earnings of subsidiary            44           -
                                               ----------- -----------
   Net income                                     $ 4,941     $ 5,397
                                               =========== ===========

Earnings per common share:
   Basic                                          $  0.08     $  0.09
   Diluted                                           0.08        0.09

Weighted average common shares outstanding
 during the period:
   Basic                                       60,534,234  60,309,532
   Diluted                                     61,182,972  61,051,157




               BROOKLINE BANCORP, INC. AND SUBSIDIARIES

                        Average Yields / Costs

                                            Three months ended March
                                                       31,
                                           ---------------------------

                                                      2007
                                           ---------------------------
                                                               Average
                                             Average  Interest yield/
                                             balance     (1)    cost
                                           ------------------- -------
                                             (Dollars in thousands)
Assets
------------------------------------------
Interest-earning assets:
  Short-term investments                   $  130,479 $ 1,684    5.23%
  Debt securities (2)                         314,769   3,865    4.91
  Equity securities (2)                        29,027     519    7.25
  Mortgage loans (3)                        1,037,923  16,734    6.45
  Commercial loans - Eastern Funding (3)      128,100   3,483   11.03
  Other commercial loans (3)                   68,949   1,224    7.10
  Indirect automobile loans (3)               562,721   8,088    5.83
  Other consumer loans (3)                      3,227      65    8.06
                                            ------------------
   Total interest-earning assets            2,275,195  35,662    6.30%
                                                      -------- -------
Allowance for loan losses                     (22,975)
Non-interest earning assets                    99,354
                                           -----------
   Total assets                            $2,351,574
                                           ===========

Liabilities and Stockholders' Equity
------------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                            $   87,186      71    0.33%
   Savings accounts                            97,904     397    1.64
   Money market savings accounts              210,090   1,403    2.71
   Retail certificates of deposit             748,210   8,847    4.80
                                           -------------------
     Total retail deposits                  1,143,390  10,718    3.80
   Brokered certificates of deposit            77,465   1,027    5.38
                                           -------------------
     Total deposits                         1,220,855  11,745    3.90
  Borrowed funds                              454,703   5,456    4.80
  Subordinated debt                            12,081     233    7.71
                                           -------------------
     Total interest bearing liabilities     1,687,639  17,434    4.19%
                                                      -------- -------
Non-interest-bearing demand
checking accounts                              62,344
Other liabilities                              25,682
                                           -----------
     Total liabilities                      1,775,665
Stockholders' equity                          575,909
                                           -----------
      Total liabilities and stockholders'
       equity                              $2,351,574
                                           ===========
Net interest income (tax equivalent
 basis)/interest rate spread (4)                       18,228    2.11%
                                                               =======
Less adjustment of tax exempt income                       95
                                                      --------
Net interest income                                   $18,133
                                                      ========
Net interest margin (5)                                          3.20%
                                                               =======

                                                     2006
                                         -----------------------------
                                                               Average
                                           Average    Interest yield/
                                           balance       (1)    cost
                                         ------------ -------- -------
                                            (Dollars in thousands)
Assets
----------------------------------------
Interest-earning assets:
  Short-term investments                  $  103,473 $  1,113    4.36%
  Debt securities (2)                        365,822    3,701    4.05
  Equity securities (2)                       27,597      353    5.18
  Mortgage loans (3)                       1,104,372   17,379    6.29
  Commercial loans - Eastern Funding (3)           -        -       -
  Other commercial loans (3)                  62,786    1,091    6.95
  Indirect automobile loans (3)              482,534    5,528    4.65
  Other consumer loans (3)                     2,923       52    7.12
                                           -------------------
   Total interest-earning assets           2,149,507   29,217    5.45%
                                                     --------- -------
Allowance for loan losses                    (22,307)
Non-interest earning assets                   97,862
                                          -----------
   Total assets                           $2,225,062
                                          ===========

Liabilities and Stockholders' Equity
----------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                           $   91,573       52    0.23%
   Savings accounts                          117,860      405    1.39
   Money market savings accounts             230,463    1,196    2.10
   Retail certificates of deposit            645,318    5,793    3.64
                                          --------------------
     Total retail deposits                 1,085,214    7,446    2.78
   Brokered certificates of deposit                -        -       -
                                          --------------------
     Total deposits                        1,085,214    7,446    2.78
  Borrowed funds                             448,922    4,843    4.32
  Subordinated debt                           12,207      207    6.78
                                          --------------------
     Total interest bearing liabilities    1,546,343   12,496    3.28%
                                                     --------- -------
Non-interest-bearing demand
checking accounts                             62,608
Other liabilities                             19,549
                                          -----------
     Total liabilities                     1,628,500
Stockholders' equity                         596,562
                                          -----------
      Total liabilities and
       stockholders' equity               $2,225,062
                                          ===========
Net interest income (tax equivalent
 basis)/interest rate spread (4)                       16,721    2.17%
                                                               =======
Less adjustment of tax exempt income                       93
                                                     ---------
Net interest income                                  $ 16,628
                                                     =========
Net interest margin (5)                                          3.11%
                                                               =======


    (1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

    (2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

    (3) Loans on non-accrual status are included in average balances.

    (4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

    (5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data

                                                        Three months
                                                            ended
                                                          March 31,
                                                       ---------------
                                                        2007    2006
                                                       ------- -------

Performance Ratios (annualized):
Return on average assets                                 0.84%   0.97%
Return on average stockholders' equity                   3.43%   3.62%
Interest rate spread                                     2.11%   2.17%
Net interest margin                                      3.20%   3.11%

Dividends paid per share during period                 $0.285  $0.285





                        At March 31,   At December 31,    At March 31,
                            2007             2006             2006
                        (dollars in thousands except per share data)

Capital Ratio:
Stockholders' equity to
 total assets                 24.14%            24.56%          26.33%
Tangible stockholders'
 equity to total assets       22.48%            22.91%          26.33%

Asset Quality:
Non-accrual loans       $     2,458    $          900    $        911
Non-performing assets         3,703             1,959           1,517
Allowance for loan
 losses                      23,097 (A)        23,024 (A)      22,478
Allowance for loan
 losses as a percent of
 total loans                   1.28%(A)          1.28%(A)        1.34%
Non-performing assets
 as a percent of total
 assets                        0.16%             0.08%           0.07%

(A) Net of transfers to allowance for unfunded loan commitments of $1,307 at March 31, 2007 and $1,286 at December 31, 2006, which are included in other liabilities at those dates. If the transfers had not been made, the allowance for loan losses as a percent of total loans would have been 1.35% at March 31, 2007 and 1.36% at December 31, 2006.

Per Share Data:
Book value per share    $      9.26    $         9.47    $       9.59
Tangible book value per
 share                         8.44              8.64            8.87
Market value per share        12.67             13.17           15.49

    CONTACT: Brookline Bancorp, Inc.
             Paul Bechet, 617-278-6405
             Chief Financial Officer